EX-99.h(8)

                                    AMENDMENT
                                       TO
                            ADMINISTRATION AGREEMENT
                                     BETWEEN
                                JNL SERIES TRUST
                                       AND
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC



         This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company ("Administrator"), and JNL SERIES TRUST, a Massachusetts business trust ("Trust").

         WHEREAS, the Administrator and the Trust entered into an Administration Agreement dated as of January 31, 2001 ("Agreement"), whereby the Administrator agreed to provide certain administrative services to the investment portfolios of the JNL Series Trust (each a "Fund"); and

         WHEREAS, pursuant to the Agreement, each Fund agreed to pay the Administrator for the services provided and the expenses assumed by each Fund as set forth in Schedule B to the Agreement, and the Administrator agreed to accept such fee as full compensation under the Agreement for such services and expenses which included charges for services and expenses of the Trustees ; and

         WHEREAS, the Trustees of the Trust have resolved to exclude from the Administration Agreement the compensation and expenses of the disinterested Trustees (as defined in the Investment Company Act of 1940, as amended), effective as of May 16, 2002.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, effective as of May 16, 2002, as follows:

1. Sub-section 2.1.8 of the Administration Agreement is hereby deleted in its entirety.

2. Section 2.2 of the Administration Agreement is hereby amended replacing the period at the end of subsection 2.2.7 with a semi colon, and by adding to the end of Section 2.2 a new Sub-section 2.2.8 which shall read:

          "2.2.8 Trustees' Fees and Expenses. All compensation of Trustees, all expenses incurred in connection with such Trustees' services as Trustees, and all other expenses of meetings of the Trustees or committees thereof."


         IN WITNESS WHEREOF, the Administrator and the Trust have caused this Amendment to be executed as of this 16th day of May, 2002.

JACKSON NATIONAL ASSET              JNL SERIES TRUST
MANAGEMENT, LLC


By:    /s/ Mark D. Nerud            By:  /s/ Andrew B. Hopping
     -----------------------------     ---------------------------------------

Name:   Mark D. Nerud               Name: Andrew B. Hopping
        --------------------------       -------------------------------------

Title:   Chief Financial Officer    Title: President
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